Exhibit 10.1
JOHN B. SANFILIPPO & SON, INC.
2008 EQUITY INCENTIVE PLAN
PREAMBLE
John B. Sanfilippo & Son, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby establishes the John B. Sanfilippo & Son, Inc. 2008 Equity Incentive Plan (the “Plan”) to provide the Company with an effective means of attracting, retaining, and motivating directors, officers, key employees and other service providers, and to provide them with incentives to enhance the growth and profitability of the Company.
ARTICLE 1 DEFINITIONS
In this Plan, except where the context otherwise indicates, the following definitions and rules apply:
1.1	Agreement means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, in each case, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

1.2	Approval Date shall mean the date the Plan is approved by the holders of a majority of the combined voting power of the Common Stock and Class A Stock of the Company present, or represented, and entitled to vote at a meeting duly called and held.

1.3	Award means any award or benefit granted under the Plan, including, without limitation, a grant of Common Stock, Options, Restricted Stock, Stock Appreciation Rights or Restricted Stock Units.

1.4	Board means the Board of Directors of the Company.

1.5	Change in Control shall have the meaning set forth in Section 10.1.

1.6	Class A Stock means the Class A Common Stock, $.01 par value per share, of the Company.

1.7	Code means the Internal Revenue Code of 1986, as amended, including any regulations promulgated thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

1.8	Committee means the Compensation Committee of the Board, or any successor thereto (references herein to the Committee shall be deemed to include the Subcommittee, as applicable). In the event there is no valid Committee, the entire Board shall be the Committee.

1.9	Common Stock means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such Common Stock shall thereafter be exchanged by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

1.10	Company shall have the meaning set forth in the Preamble.

1.11	Covered Employee means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is a “covered employee” as defined by Code Section 162(m).

1.12	Date of Exercise means the date on which the Company receives notice of the exercise of an Option or a Stock Appreciation Right in accordance with the terms hereof.

1.13	Date of Grant means the date on which an Award is granted by the Committee (or such later date as specified in advance by the Committee) or, in the case of an Award granted to an Non-Employee Director, the date on which such Award is approved by the Board (or such later date as specified in advance by the Board).

1.14	Effective Date shall have the meaning set forth in Section 2.1.

1.15	Employee means any individual classified or treated as an employee of the Company and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company and/or its Subsidiaries as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company and/or its Subsidiaries, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company and/or its Subsidiary during such period.

1.16	Exchange Act means the Securities Exchange Act of 1934, as amended.

1.17	Exercise Price shall have the meaning set forth in Section 6.2.

1.18	Fair Market Value of a Share means:
(a)	If on the applicable date the Common Stock is listed for trading on a national securities exchange, including the NASDAQ Global Market, the closing price of the Common Stock on such exchange on the applicable date, or if no sales of Common Stock shall have occurred on such exchange on the applicable date, the closing price of the Common Stock on such exchange on the next preceding date on which there were such sales;
(b)	If on the applicable date the Common Stock is not listed for trading on a national securities exchange, including the NASDAQ Global Market, the mean between the closing bid price and the closing ask price of the Common Stock as otherwise reported by the NASDAQ Stock Market LLC or its successors or assigns with respect to the applicable date or, if the closing bid and ask prices for the Common Stock shall not have been so reported with respect to the applicable date, on the next preceding date with respect to which such bid and ask prices were so reported; or

(c)	If on the applicable date the Common Stock is not listed for trading on a national securities exchange, including the NASDAQ Global Market, or otherwise reported by the NASDAQ Stock Market LLC or its successors or assigns, the fair market value of a Share as determined by the Committee.
1.19	Family Members shall have the meaning set forth in Section 1.32(a).

1.20	For Cause shall have the meaning set forth in Section 9.3.

1.21	Insider means a director, officer or beneficial owner of more than 10% of the Common Stock for purposes of Section 16 of the Exchange Act.

1.22	Non-Employee Director means any individual who is a director of the Company and who is not also an employee of either the Company, any Subsidiary or any of their respective affiliates.

1.23	Nonstatutory Stock Option means an Option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

1.24	Option means a right to purchase Common Stock granted under the Plan.

1.25	Option Period means the period during which an Option may be exercised.

1.26	Option Price means the price per Share at which an Option may be exercised.

1.27	Original Directors shall have the meaning set forth in Section 10.1(c).

1.28	Participant means an individual with an outstanding Award.

1.29	Performance-Based Compensation means “performance-based compensation” as that term is used in Code Section 162(m).

1.30	Performance Measures shall have the meaning set forth in Section 6.6(b).

1.31	Permanent Disability means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any Award subject to Code Section 409A, the Committee may not find that a Permanent Disability exists with respect to the applicable Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.

1.32	Permitted Holder means:
(a)	Jasper B. Sanfilippo (“Jasper”), Mathias A. Valentine, (“Mathias”), a spouse of Jasper, a spouse of Mathias, any lineal descendant of Jasper or any lineal descendant of Mathias (collectively referred to as the “Family Members”);

(b)	a legal representative of a deceased or disabled Family Member’s estate, provided that such legal representative is a Family Member;

(c)	a trustee of any trust of which all the beneficiaries (and any donees and appointees of any powers of appointment held thereunder) are Family Members and the trustee of which is a Family Member;

(d)	a custodian under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act for the exclusive benefit of a Family Member, provided that such custodian is a Family Member;

(e)	any corporation, partnership or other entity, provided that at least 75% of the equity interests in such entity (by vote and by value) are owned, either directly or indirectly, in the aggregate by Family Members;

(f)	any bank or other financial institution, solely as a bona fide pledgee of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee; or

(g)	any employee benefit plan, or trust or account held thereunder, or any savings or retirement account (including an individual retirement account), held for the exclusive benefit of a Family Member.
1.33	Plan shall have the meaning set forth in the Preamble.

1.34	Prior Plan means the John B. Sanfilippo & Son, Inc. 1998 Equity Incentive Plan.

1.35	Restricted Stock means any grant of Shares, with such Shares subject to a risk of forfeiture or other restrictions as determined pursuant to the Plan.

1.36	Restricted Stock Unit means the grant of a right to receive Shares (or a derivative thereof) in the future, with such right to future delivery of Shares (or other rights) subject to a risk of forfeiture or other restrictions as determined pursuant to the Plan.

1.37	Retirement for an Employee means a Termination of Service, other than For Cause, to the extent the Employee has attained, as of the effective date of such Termination of Service, either (i) age 65 or, (ii) age 55 and 10 completed years of service with the Company or any Subsidiary. Retirement for a Non-Employee Director means a Termination of Service on or after the attainment of age 60.

1.38	Share means a share of Common Stock.

1.39	Share Withholding shall have the meaning set forth in Section 8.4.

1.40	Stock Appreciation Right means any such right granted under Section 6.2.

1.41	Subcommittee shall have the meaning set forth in Section 3.3.

1.42	Subsidiary means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Company either directly or through one or more Subsidiaries.

1.43	Termination of Service shall have the following meanings:
(a)	for an Employee, the date on which the Employee is no longer an Employee;

(b)	for a Non-Employee Director, the date on which the Non-Employee Director is no longer a member of the Committee;

(c)	for any other eligible individual, the date on which such individual no longer provides substantial services on a regular basis.
With respect to any Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
ARTICLE 2 EFFECTIVE DATE AND AVAILABLE SHARES
2.1	Effective Date, Approval Date and effect on Prior Plan. The Board and the Committee adopted the Plan on September 4, 2008 (the “Effective Date”); provided, however, that Awards granted under the Plan prior to the Approval Date are contingent on approval of the Plan by the Company’s stockholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary). Upon the Effective Date, no further awards will be made under the Prior Plan. If there is no Approval Date within 12 months of the Effective Date, Awards granted pursuant to the Plan shall be deemed cancelled.

2.2	Share authorization.

(a)	The maximum number of Shares available for grants of Awards (including the Shares underlying such Awards) pursuant to the Plan is 1,000,000.

(b)	The maximum number of Shares available for Awards of Common Stock, Restricted Stock and Restricted Stock Units is 500,000.

(c)	Shares issued pursuant to the Plan may come from authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market.
2.3	Share usage. The limits of Sections 2.2(a) and (b) are governed by the rules contained in this Section 2.3. Any Shares related to Awards which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (ii) are settled in cash in lieu of Shares, or (iii) are exchanged with the Committee’s permission, prior to the issuance of Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option or the tax withholding requirements with respect to any Award are satisfied by tendering Shares to the Company (by either actual delivery or by attestation) or through the surrender of all or a portion of an Option, or if a Stock Appreciation Right is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan.
ARTICLE 3 ADMINISTRATION
3.1	The Committee. The Plan shall be administered by the Committee in accordance with the following:
(a)	The Committee shall have the authority in its sole discretion, at any time, and from time to time, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as it deems necessary or advisable in administration of the Plan, including without limitation, (i) the authority to grant Awards; (ii) to determine the individuals to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, as applicable, the number of Shares to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances and the manner in which an Award may be settled, cancelled, forfeited, exchanged or surrendered; (v) to construe and interpret the Plan and any Award; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan, including but not limited to, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant; and (vii) to make all other determinations deemed necessary or advisable for the administration and implementation of the Plan. The determination of the Committee on all matters relating to the Plan or any Agreement shall be final and conclusive and binding on the Company and all Participants and beneficiaries.
(b)	Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, or inconsistent with the Company’s Bylaws or Committee charters, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Such delegation shall include, unless limited by its terms, all of the responsibility and authority held by the Committee hereunder, and any such allocation or delegation may be revoked by the Committee at any time.
3.2	Prohibition on Option Repricing. Notwithstanding any other provision of the Plan, the Committee may not reprice, replace or regrant any Option granted under the Plan or any other plan of the Company, (i) through cancellation and replacement or regrant with lower priced options or (ii) by lowering the Option Price of a previously granted Award, without the prior approval of Company stockholders.

3.3	Code Section 162(m) Subcommittee. Notwithstanding anything to the contrary contained herein, the Committee has the authority to designate, if desirable, a subcommittee (the “Subcommittee”) to administer the Plan with respect to Covered Employees. If a Subcommittee is designated, the Subcommittee shall be composed of two or more members of the Committee appointed by the Committee, all of whom shall be “outside directors” as that term is used in Code Section 162(m). With respect to such Covered Employees, the Subcommittee shall have all of the powers, rights, and duties granted to the Committee under this Plan.

3.4	Periodic Committee review and meetings with management. The Committee may from time to time review the implementation and results of the Plan to determine the extent to which the Plan’s purpose is being accomplished. In addition, the Committee may periodically meet with senior management of the Company to review their suggestions regarding grants under the Plan, including the individuals who are proposed to receive grants and the amount and terms of such grants; provided, however, that unless otherwise delegated, all such grants shall be determined solely by the Committee in its discretion.
ARTICLE 4 AWARDS
4.1	Eligibility. Awards may be granted to any Employee, any consultant or other person providing services to the Company or a Subsidiary and any member of the Board.

4.2	Award Agreements. Awards under the Plan shall be evidenced by Agreements which shall not be inconsistent with the terms and provisions of the Plan, and which shall contain such provisions as the Committee may in its sole discretion determine. A copy of such Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such Agreement. Without limiting the generality of the foregoing, the Committee may in any Agreement impose such restrictions or conditions upon the exercise or settlement of any Award or upon the sale or other disposition of any Shares issuable pursuant to the Plan as the Committee may in its sole discretion determine. Awards and related Agreements may, but need not, be uniform among Participants. By accepting an Award pursuant to the Plan each Participant shall thereby agree that each such Award shall be subject to all of the terms and provisions of the Plan. In the event of any inconsistency between an Agreement and the Plan, the terms of the Plan shall prevail.
ARTICLE 5 OPTIONS
5.1	General. The Committee is authorized to grant Options with the terms and conditions set forth in this Article and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.

5.2	Type of Options. All Options granted pursuant to the Plan shall be Nonstatutory Stock Options.

5.3	General terms and conditions. The Committee shall determine all terms and conditions of the Options not inconsistent with the Plan, provided that, the following terms and conditions shall apply to all Options:
(a)	Options may not be exercised after ten years have elapsed from the Date of Grant;

(b)	The Option Price shall be determined by the Committee in accordance with the terms and conditions of the Plan, except that, in no event shall the Option Price be less than 100% of the Fair Market Value per Share determined as of the Date of Grant;

(c)	Except as otherwise provided by the Committee and set forth in the Award Agreement, each Option shall become exercisable in equal installments of 25% of the total number of Shares subject to being purchased thereunder on each of the first, second, third and fourth anniversaries of the Option’s Date of Grant; provided, however, that the Participant remains an Employee (or a Non-Employee Director or continues to provide services as a consultant, as applicable) on a regular and continuous basis through each such anniversary of the Date of Grant; and

(d)	Options shall not contain any provision entitling a Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
5.4	Annual individual limit. The maximum number of Shares subject to Options which may be awarded to any individual in any one calendar year shall not exceed 100,000 Shares.

5.5	Exercise of Options. Subject to the provisions hereof and the provisions of the Agreement under which it was granted, each Option shall be exercised by delivery to the Company’s treasurer of written notice (or by such other method determined by the Committee and communicated in writing to a Participant) of intent to purchase a specific whole number of Shares subject to the Option or by such other method as may be provided by the Committee. Except as otherwise provided in an Agreement or determined by the Committee, a payment to exercise an Option may, at the election of the Participant, be made in (i) cash, (ii) Shares valued at their Fair Market Value on the Date of Exercise, (iii) surrender of an exercisable Option covering Shares with an aggregate Fair Market Value as of the date of exercise in excess of the aggregate dollar amount of the Option Prices of such Shares under such Option equal to the Option Price of the Options sought to be exercised, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount in cash equal to the Option Price, (v) any combination of the foregoing, or (vi) in accordance with the terms of the Agreement under which the Options sought to be exercised were granted, or (vii) in accordance with other methods as the Committee may from time to time permit. A Participant may surrender to the Company an Option (or a portion thereof) that has become exercisable and receive upon such surrender, without any payment to the Company or a Subsidiary (other than required tax withholding amounts), that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value of a Share on the date of surrender, over (ii) the Option Price, plus an amount of cash equal to the Fair Market Value of any fractional Share to which the Participant might be entitled. Any such surrender shall be treated as the exercise of the Option (or portion thereof).
ARTICLE 6 OTHER AWARDS
6.1	Restricted Stock and Restricted Stock Units. The Committee is authorized to grant Awards of Common Stock, Restricted Stock and Restricted Stock Units. Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee may impose (including, without limitation, any limitation on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which may lapse separately or in combination and at such time or times as the Committee may deem appropriate. Awards of Restricted Stock Units may be subject to such terms and conditions deemed necessary and desirable by the Committee to permit such Awards to comply with the provisions of Code Section 409A.

6.2	Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, which may, but need not, relate to a specific Option granted under the Plan. Subject to the terms of the Plan and any applicable Agreement, each Stock Appreciation Right shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the Date of Exercise over (ii) the exercise price (the “Exercise Price”) of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the Date of Grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Agreement, the Exercise Price, term, methods of exercise, methods of payment or settlement, including whether such Stock Appreciation Right shall be settled in cash or Shares, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee, but in no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of its grant.
6.3	Dividends and Dividend Equivalents. Any Award of Restricted Stock or Restricted Stock Units may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares underlying the Award (both before and/or after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant (the Agreement shall specify whether such amounts are paid currently or credited to an account, and any such account shall be intended to comply with applicable provisions of Code Section 409A), and may be settled in cash or Shares as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestments in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

6.4	Share certificates and distributions. At the time Restricted Stock is granted to a Participant, share certificates representing the appropriate number of Shares of Restricted Stock shall be registered in the name of the Participant but shall be held by the Company in custody for the account of such person. The Committee (and the Company) may take whatever actions it determines necessary or desirable to restrict the transferability of the unvested Restricted Stock including providing that the certificates bear a legend restricting their transferability. Any Shares or other securities of the Company received by a Participant to whom Restricted Stock has been granted as a result of a stock distribution to stockholders or as a stock dividend on Common Stock shall be subject to the same terms, conditions and restrictions as such Restricted Stock.

6.5	Annual individual limits.
(a)	The maximum number of Shares subject to Stock Appreciation Rights which may be awarded to any individual in any one calendar year shall not exceed 100,000 Shares.

(b)	The maximum number of Shares, shares of Restricted Stock or Restricted Stock Units which may be awarded to any individual in any one calendar year shall not exceed 50,000 (for the avoidance of doubt, this limit applies separately to each type of Award).
6.6	Performance-Based Compensation.

(a)	An Award of Restricted Stock or Restricted Stock Units that is intended to qualify as Performance-Based Compensation shall be governed by this Section 6.6.

(b)	The performance goals upon which the payment or vesting of an Award of Restricted Stock and Restricted Stock Units to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the performance measures listed in Appendix A hereto (the “Performance Measures”).

(c)	Any Performance Measure(s) may be used to measure the performance of the Company and its Subsidiaries as a whole or any business unit of the Company or its Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) on Appendix A as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures set forth at Appendix A.

(d)	The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or other applicable periodic filings with the Securities and Exchange Commission, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(e)	Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee may retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(f)	In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth herein.
(g)	In all events, determinations under this section shall be made in a manner which is consistent with Code Section 162(m).
ARTICLE 7 NON-EMPLOYEE DIRECTORS
The Committee, subject to approval by the full Board, shall determine all Awards to Non-Employee Directors. The terms and conditions of any Award to any such Non-Employee Director shall be set forth in an Agreement and, except as otherwise provided for in such Agreement, such Award shall vest or become exercisable, as the case may be, on the first anniversary of the Award’s Date of Grant.
ARTICLE 8 TAXES
8.1	Notification under Section 83(b). Provided that the Committee has not prohibited such Participant from making the following election, if a Participant shall, in connection with the receipt of any Award, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Committee or its designee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

8.2	Remittance of Tax as Condition of Delivery. The Company shall be entitled to require as a condition of delivery of Shares hereunder that the Participant remit an amount of cash sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto.

8.3	Mandatory Withholding on Insiders. In the case of a Participant who is an Insider, whenever under the Plan Shares are to be delivered, the Company shall withhold an amount sufficient to satisfy all minimum federal, state and other governmental withholding tax requirements related thereto.

8.4	Elective Share Withholding. Provided that the Committee has not prohibited such Participant from making the following election, a Participant, other than an Insider, may elect the withholding (“Share Withholding”) by the Company of a portion of the Shares otherwise deliverable to such Participant upon the settlement of an Award having a Fair Market Value equal to the amount necessary to satisfy such Participant’s minimum required federal, state or other governmental withholding tax liability with respect thereto.

8.5	Share withholding is subject to Committee approval. Each Share Withholding election by a Participant shall also be subject to the following restrictions:

(a)	the election must be made prior to the date on which the amount of tax to be withheld is determined; and

(b)	the election shall be irrevocable.
ARTICLE 9 TERMINATION OF SERVICE
9.1	Unexercisable Options. Except as otherwise determined by the Committee, upon a Participant’s Termination of Service, all unexercisable and/or unvested Options shall be forfeited and cancelled without further action by the Committee.

9.2	Exercisable Options. Except as otherwise determined by the Committee, this Section 9.2 shall apply to exercisable Options held by an Employee. An unexercised Option shall terminate and/or be forfeited upon Termination of Service if the Termination of Service was the result of the resignation of the Participant or the Participant was terminated For Cause or otherwise, except that:
(a)	Death. If the Participant’s Termination of Service is as a result of his or her death, unexercised Options to the extent exercisable on the date of the Participant’s death, may be exercised, in whole or in part, at any time within one (1) year after the date of death by the Participant’s personal representative or by the person to whom the Options are transferred by will or the applicable laws of descent and distribution.

(b)	Retirement. If the Termination of Service of an Employee or a Non-Employee Director is as a result of Retirement, any unexercised Option, to the extent exercisable at the date of such Termination of Service, may be exercised, in whole or in part, at any time within one (1) year after the date of such Termination of Service; provided that, if the Participant dies after such Termination of Service and before the expiration of such one (1) year period, unexercised Options held by such deceased Participant may be exercised by his or her personal representative or by the person to whom the Option is transferred by will or the applicable laws of descent and distribution within one (1) year after the Participant’s Termination of Service.

(c)	Permanent Disability. If the Participant’s Termination of Service is a result of his or her Permanent Disability, any unexercised Option, to the extent exercisable at the date of such Termination of Service, may be exercised, in whole or in part, at any time within one (1) year after the date of such Termination of Service; provided that, if a Participant dies after such Termination of Service and before the expiration of such one (1) year period, the unexercised Options may be exercised by the deceased Participant’s personal representative or by the person to whom the unexercised Options are transferred by will or the applicable laws of descent and distribution within one (1) year after the Participant’s Termination of Service, or, if later, within 180 days after the Participant’s death.

(d)	Other Reasons for Termination. If the Participant has a Termination of Service for any reason other than by death, Retirement, Permanent Disability, resignation or For Cause, any unexercised Option, to the extent exercisable on the date of such Termination of Service, may be exercised, in whole or in part, at any time within ninety (90) days from the date of such Termination of Service.
When Options are no longer exercisable pursuant to the provisions of Section 9.2(a) through (d), such Options shall be forfeited and cancelled without further action by the Committee.

9.3	For Cause. A Termination of Service “For Cause” shall mean a Termination of Service that, in the judgment of the Committee, is the result of (a) the breach by the Employee of any employment agreement, employment arrangement or any other agreement with the Company or a Subsidiary, (b) the Employee engaging in a business that competes with the Company or a Subsidiary, (c) the Employee disclosing business secrets, trade secrets or confidential information of the Company or a Subsidiary to any party, (d) dishonesty, misconduct, fraud or disloyalty by the Employee, (e) misappropriation of corporate funds, or (f) such other conduct by the Employee of an incompetent, insubordinate, immoral or criminal nature as to have rendered the continued employment of the Employee incompatible with the best interests of the Company and its Subsidiaries.

9.4	Other Awards. Except as otherwise determined by the Committee:
(a)	Stock Appreciation Rights shall be treated similar to Options as set forth in Sections 9.1 and 9.2;

(b)	Upon Termination of Service except as a result of death or Permanent Disability, all Restricted Stock Units and shares of Restricted Stock still subject to restriction and/or unvested shall be forfeited without further action by the Committee and cancelled or reacquired without payment of consideration by the Company; and

(c)	Upon Termination of Service as a result of death or Permanent Disability, any Award of Restricted Stock Units or shares of Restricted Stock shall be immediately vested to the extent the Participant would have become vested in such Award had he or she not experienced a Termination of Service until immediately after the next following anniversary of such Award’s Date of Grant, and the remainder of the Award still subject to restriction and/or unvested shall be forfeited without further action by the Committee and cancelled or reacquired without payment of consideration by the Company.
9.5	Term. Any of the provisions herein to the contrary notwithstanding, no Option or Stock Appreciation Right shall be exercisable beyond the term specified in the related Agreement thereof.

9.6	Non-Employee Directors and Other Service Providers. Awards granted to Non-Employee Directors and other service providers shall be treated in accordance with the principles set forth in this Article 9, as applicable, provided that service providers who are not Non-Employee Directors or Employees shall not be eligible for Retirement treatment.
ARTICLE 10 CHANGE IN CONTROL
10.1	Definition. For the purposes of this Plan, a “Change in Control” means, except as may otherwise be provided in an Agreement, the first date on which one of the following events occurs:
(a)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)	a change in the composition of the Board, as a result of which fewer than one-half of the directors following such change in composition of the Board are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “Original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were still in office at the time of the election or nomination and (B) the directors whose election or nomination was previously approved pursuant to this Clause (ii); or

(d)	any transaction as a result of which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, or any group that is controlled by Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the voting securities of the Company representing at least 30% of the total voting power of the Company (with respect to all matters other than the election of directors) represented by the Company’s then outstanding voting securities. For purposes of this Clause (d), the term “transaction” shall include any conversion of the Class A Stock, whether or not such conversion occurs in connection with a sale, transfer or other disposition of such Class A Stock.
For purposes of this definition, (i) the term “person” shall exclude: (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary; and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock (it being understood that for purposes of subsequently determining whether a Change in Control has occurred, all references to the “Company” in the definition of Change in Control shall be deemed to be references to the Company and/or such corporation, as applicable); (ii) the term “group” shall exclude any group controlled by any person identified in Clause (i)(A) above and (iii) the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative thereto.
10.2	Certain Rules. The following rules shall apply to the determination of a Change in Control.
(a)	Except as otherwise determined by the Committee, any spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control of the Company.

(b)	Any event listed in Section 10.1 that the Committee elects to not treat as a Change in Control of the Company prior to the occurrence of a Change in Control, shall not constitute a Change in Control.

(c)	Upon a determination by the Committee in its discretion, any other event substantially similar to an event described in Section 10.1 shall be a Change in Control .
10.3	Discretionary Treatment; Default Provisions. The Committee shall determine the treatment of outstanding Awards prior to a Change in Control, except that to the extent the Committee takes no action (and except as otherwise expressly provided for in an Agreement):
(a)	all Options and Stock Appreciation Rights then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for the exercise in installments;

(b)	all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied as of the date of the Change in Control; and

(c)	all Restricted Stock Units, Dividend Equivalents and any Award subject to performance goals shall become vested and deemed earned or satisfied in full, notwithstanding that the applicable performance cycle, retention cycle or restriction conditions shall not have been completed or met, and shall be paid or otherwise settled within 30 days of the Change in Control (except to the extent that payment must be made pursuant to its original schedule in order to comply with Code Section 409A).

10.4	Potential Treatment. Without limitation, except as expressly provided for in an Agreement, the Committee may elect prior to a Change in Control, that in the event of a Change in Control, that all or any portion of an Award, with no requirement of uniform treatment:
(a)	Shall be assumed or an equivalent award be substituted by the successor corporation in any Change in Control transaction, or a parent or subsidiary of such successor corporation;

(b)	Shall be cancelled or forfeited and settled in cash;

(c)	To the extent unvested or unexercisable, shall be cancelled or forfeited without settlement, payment or other consideration; or

(d)	With respect to any unexercised portion of an Option or Stock Appreciation Right, shall be cancelled following the time permitted to exercise said Award.
10.5	Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of the Participant.
ARTICLE 11 SECURITIES LAW MATTERS
11.1	Investment Intent Representation: Restrictive Legend. Where an investment intent representation or restrictive legend is deemed necessary to comply with the Securities Act of 1933, as amended, the Committee may require a written representation to that effect by the Participant, or may require that such legend be affixed to certificates for Shares at the time the Option is exercised or an Award is granted.

11.2	Company’s right to postpone exercise or settlement. If based upon the opinion of counsel to the Company, the Committee determines that the exercise or settlement of any Awards would violate any applicable provision of (i) state or federal securities law, (ii) the listing requirements of any securities exchange registered under the Exchange Act on which are listed any of the Company’s equity securities, (iii) the listing requirements of the NASDAQ Global Market if any of the Company’s equity securities are listed thereon, or (iv) the listing requirements of The NASDAQ Capital Market if any of the Company’s equity securities are listed thereon, then the Committee may postpone any such exercise or settlement; provided, however, that the Company shall use its best efforts to cause such exercise to comply with all such provisions at the earliest practicable date; and provided further, that the Committee’s authority under this Section 11.2 shall expire from and after the date of any Change in Control.

11.3	Rule 16b-3 Compliance. With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the

Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or the Committee.
ARTICLE 12 MISCELLANEOUS
12.1	Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

12.2	No Employment Rights. Neither the establishment of the Plan, nor the granting of any rights under the Plan, shall be construed to (a) give any Participant the right to remain employed by the Company, any Subsidiary or any of their affiliates or to any benefits not specifically provided by the Plan, or (b) in any manner modify the right of the Company, any Subsidiary or any of their affiliates to modify, amend or terminate any of its employee benefit plans.

12.3	Stockholder Rights. A Participant shall not, by reason of any right granted hereunder, have any right as a stockholder of the Company with respect to the Shares which may be deliverable upon exercise of such Option until such Shares have been delivered to him or her.

12.4	Nature of Payments. Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company, any Subsidiary or any of their affiliates, or (b) any agreement between the Company, any Subsidiary or any of their affiliates, on the one hand, and the Participant, on the other hand, except as such plan or agreement shall otherwise expressly provide.

12.5	Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, grants under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements as to (a) the persons to receive grants under the Plan, (b) the terms and provisions of Awards under the Plan, and (c) the treatment, under Section 3.1, of leaves of absence.

12.6	Adjustments. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan (Section 2.2(a)) or under particular forms of Awards (Section 2.2(b)), the number and kind of Shares subject to outstanding Awards, the Option Price or Exercise Price applicable to outstanding Awards, the annual Award limits (Sections 5.4 and 6.5), and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of performance periods, if any. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.
12.7	Conversion. Notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

12.8	Amendment of the Plan. The Committee may amend the Plan and any Agreement in its sole discretion; provided, however, no modifications shall be made which would materially impair the rights of any Award theretofore granted without the Participant’s consent; and provided further, the Committee may not, without further approval of the stockholders of the Company, either:
(a)	materially increase the number of Shares reserved for issuance under the Plan (except as provided for in Section 12.6);

(b)	materially modify the requirements as to eligibility for participation in the Plan; or

(c)	extend the date of termination of the Plan.
12.9	Termination of the Plan. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date or at such earlier time as the Committee may determine. Any termination, whether in whole or in part, shall not affect any rights then outstanding under the Plan.

12.10	Controlling Law. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, except its laws with respect to choice of law.

12.11	Action by the Company. Any action required by the Company under the Plan shall be by resolution of the Committee.

12.12	Non-transferability. Each Award granted hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution. During the life of the Participant, all rights granted to the Participant under the Plan or under any Agreement shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

12.13	No Lien or Security Interest. No Award, and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Subsidiary.

12.14	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

12.15	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

12.16	Settlement of Awards. The obligation to make payments and distributions with respect to Awards of Restricted Stock Units and Stock Appreciation Rights may be satisfied through cash payments, the delivery of Shares, or any combination thereof as the Committee shall determine in its sole discretion. Satisfaction of any obligations to make payments or distributions under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

APPENDIX A
Performance Measures
(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total stockholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets and change in working capital; and

(q)	Stockholder value added which is equal to (i) the net operating profit after tax minus (ii) the sum of capital multiplied by the cost of capital.